Exhibt 99.1

Bicycle Therapeutics Announces Gross Proceeds of $50.0 Million from its At-the-Market Offering Program and Enters into Debt Financing from Hercules Capital

-	ATM offering program initiated during Q3’20 fully utilized; $15.0 million drawn on debt financing facility of up to $40.0 million

-	Approximately $70 million generated during Q3’20 including ATM proceeds, debt financing draw and previously announced $6.7 million UK cash R&D tax credit

-Cash provides runway into 1H’23 through multiple clinical catalysts expected in 2021

CAMBRIDGE, England & BOSTON, October 1, 2020 –Bicycle Therapeutics plc (Nasdaq: BCYC), a biotechnology company pioneering a new and differentiated class of therapeutics based on its proprietary bicyclic peptide (Bicycle®) technology, today announced that it has completed its at-the-market (ATM) offering program initiated during the third quarter, generating gross proceeds of $50.0 million. Cantor Fitzgerald & Co. and Oppenheimer & Co. Inc. acted as placement agents for the offering.

In addition, Bicycle announced that it has closed a financing with Hercules Capital, Inc. (NYSE: HTGC) for a term loan of up to $40.0 million in two tranches. Under the terms of the loan and security agreement, an initial tranche of $30.0 million will be fully available at the loan closing, with a minimum draw of $15.0 million.

“I am pleased to announce the successful utilization of our ATM program and our flexible financing with Hercules, which have further strengthened our balance sheet as we prepare for multiple clinical catalysts in the coming year. Over the course of 2020, we have continued to execute on our financing strategy, generating approximately $120 million, over half of which was non-dilutive and the remainder was pursuant to our ATM program,” said Lee Kalowski, President and Chief Financial Officer of Bicycle Therapeutics. “These financings allow us to continue progressing our three clinical programs, support clinical development of our lead immuno-oncology candidate BT7480, expected to start next year, and extend our cash runway well into the first half of 2023. We believe we have the financial resources to advance our clinical and pre-clinical oncology pipeline with the aim of potentially shifting the treatment paradigm for patients with cancer who have limited therapeutic options.”

Bicycle plans to use the proceeds of the financings to advance its oncology pipeline of Bicycle Toxin Conjugates and immuno-oncology candidates through multiple clinical milestones expected in 2021, including interim updates from the ongoing Phase IIa trial of BT1718, Phase I/II trial of BT5528 and Phase I/II trial of BT8009, as well as the initiation of a Phase I/II trial of BT7480 and advancement of IND-enabling studies for BT7455.

The securities described above were offered by Bicycle pursuant to a shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission (the "SEC"), which the SEC declared effective on June 15, 2020. A final prospectus supplement related to the offering was filed with the SEC and is available on the SEC's website located at http://www.sec.gov. Additional information about the debt facility with Hercules will be contained in a future Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor may there be any sale of Bicycle’s common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any state or jurisdiction.

About Bicycle Therapeutics

Bicycle Therapeutics (NASDAQ: BCYC) is a clinical-stage biopharmaceutical company developing a novel class of medicines, referred to as Bicycles®, for diseases that are underserved by existing therapeutics. Bicycles are fully synthetic short peptides constrained with small molecule scaffolds to form two loops that stabilize their structural geometry. This constraint facilitates target binding with high affinity and selectivity, making Bicycles attractive candidates for drug development. Bicycle’s lead product candidate, BT1718, a Bicycle Toxin Conjugate (BTC) that targets MT1-MMP, is being investigated in an ongoing Phase I/IIa clinical trial in collaboration with the Centre for Drug Development of Cancer Research UK. Bicycle is also evaluating BT5528, a second-generation BTC targeting EphA2, in a Company-sponsored Phase I/II study. BT8009 is a BTC targeting Nectin-4, a well-validated tumor antigen, and is also currently being evaluated a Company-sponsored Phase I/II trial. Bicycle is headquartered in Cambridge, UK with many key functions and members of its leadership team located in Lexington, MA. For more information, visit bicycletherapeutics.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding the anticipated use of proceeds from the financings; the design and anticipated initiation or progression of Bicycle’s clinical trials; the therapeutic potential of Bicycle’s product candidates and Bicycle’s cash runway. Bicycle may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: risks to site initiation, clinical trial commencement, patient enrollment and follow-up, as well as to Bicycle’s abilities to meet other anticipated deadlines and milestones, presented by the ongoing COVID-19 pandemic; uncertainties inherent in the initiation and completion of clinical trials and clinical development of Bicycle’s product candidates; availability and timing of results clinical trials; whether initial or interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; the risk that trials may be delayed and may not have satisfactory outcomes; expectations for regulatory approvals to conduct trials or to market product; and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, are described in greater detail in the section entitled “Risk Factors” in Bicycle’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 5, 2020, as well as in other filings Bicycle may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Bicycle expressly disclaims any obligation to update any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Investor and Media Contact:

Bicycle Therapeutics

Maren Killackey

maren.killackey@bicycletx.com

+1-617-203-8300